October 12, 1999

VIA HAND DELIVERY

Mr. David Bassett-Parkins
Chief Operating Officer and Chief Financial Officer
Netgateway, Inc.
300 Oceangate
Suite 500
Long Beach, CA 90802

         Re:  Termination of Option Agreements

Dear David:

         Reference is made to: (a) the Netgateway, Inc. Stock Option Agreement Pursuant to the 1998 Stock Option Plan for Senior Executives, by and between you and Netgateway Inc. (the "Company"), dated as of December 15, 1998, pursuant to which you were granted the right and option to purchase from the Company all or a part of an aggregate of 400,000 shares of common stock of the Company at a purchase price of $4.87 per share, subject to the terms and conditions contained therein; and (b) the Netgateway, Inc. Stock Option Agreement Pursuant to the 1998 Stock Option Plan for Senior Executives, by and between you and the "Company", dated as of December 15, 1998, pursuant to which you were granted the right and option to purchase from the Company all or a part of an aggregate of 240,000 shares of common stock of the Company at a purchase price of $2.50 per share, subject to the terms and conditions contained therein (collectively, the "Option Agreements").

         This will confirm that you and the Company agree that the Option Agreements shall be, and hereby are, terminated in all respects, effective as of the date hereof. Any and all options granted under the Option Agreements, whether vested or unvested, shall be deemed forfeited, and all of your rights under the Option Agreements, if any, shall be terminated.

         Please acknowledge your consent to the foregoing by signing in the space provided below and returning a copy of this letter to the Company.


                                     Very truly yours,

                                     NETGATEWAY, INC.

                                         /s/ Roy W. Camblin III
                                     By: ______________________
                                         Roy W. Camblin III
                                         Chief Executive Officer

ACCEPTED AND AGREED:

/s/ David Bassett-Parkins
--------------------------
David Bassett-Parkins

Dated:  October 12, 1999